Exhibit 99.1

Monte Rosa Therapeutics Announces Pricing of $100 Million Underwritten Public Offering

BOSTON, Mass., May 16, 2024 – Monte Rosa Therapeutics, Inc. (“Monte Rosa”) (Nasdaq: GLUE), a clinical-stage biotechnology company developing novel molecular glue degrader (MGD)-based medicines, today announced the pricing of an underwritten public offering of 10,638,476 shares of its common stock at a public offering price of $4.70 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase 10,638,524 shares of common stock at a public offering price of $4.6999 per pre-funded warrant, which represents the per share public offering price of each share of common stock less the $0.0001 per share exercise price for each pre-funded warrant. The gross proceeds to Monte Rosa from the offering, before deducting underwriting discounts and commissions and offering expenses, are expected to be approximately $100 million. All of the shares and pre-funded warrants in the offering are to be sold by Monte Rosa. The offering is expected to close on or about May 20, 2024, subject to satisfaction of customary closing conditions.

The financing was led by Dimension and a life-sciences focused institutional investor, with participation from other new and existing investors.

TD Cowen and Wedbush PacGrow are acting as joint book-running managers for the offering.

The shares and pre-funded warrants are being offered by Monte Rosa pursuant to an effective shelf registration statement that was previously filed with the U.S. Securities and Exchange Commission (SEC) on July 1, 2022 and declared effective by the SEC on July 13, 2022 (File No. 333-266003). The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov.

The final prospectus supplement relating to and describing the final terms of the offering will be filed with the SEC and may be obtained, when available, from TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, by telephone at (855) 495-9846 or by email at TD.ECM_Prospectus@tdsecurities.com or Wedbush Securities Inc., Attn: ECM Department, 600 Montgomery Street, 29th Floor, San Francisco, CA 94111 or via email at ecm@wedbush.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Monte Rosa

Monte Rosa Therapeutics is a clinical-stage biotechnology company developing highly selective molecular glue degrader (MGD) medicines for patients living with serious diseases in the areas of oncology, autoimmune and inflammatory diseases, and more. MGDs are small molecule protein degraders that have the potential to treat many diseases that other modalities, including other degraders, cannot. Monte Rosa’s QuEEN™ (Quantitative and Engineered Elimination of Neosubstrates) discovery engine combines AI-guided chemistry, diverse chemical libraries, structural biology, and proteomics to identify degradable protein targets and rationally design MGDs with unprecedented selectivity. The QuEEN discovery engine enables access to a wide-ranging and differentiated target space of well-validated biology across multiple therapeutic areas.

Monte Rosa has developed the industry’s leading pipeline of MGDs, which spans oncology, autoimmune and inflammatory disease and beyond, and has a strategic collaboration with Roche to discover and develop MGDs against targets in cancer and neurological diseases previously considered impossible to drug.

Forward-Looking Statements

This press release includes express and implied “forward-looking statements,” including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about Monte Rosa’s expectations regarding the timing and closing of the public offering, including the satisfaction of customary closing conditions related to the offering. Forward-looking statements include all statements that are not historical facts and in some cases, can be identified by terms such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward- looking statements contained in this press release, including, without limitation, uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. These and the risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Monte Rosa’s most recent Annual Report on Form 10-K, as well as any subsequent filings with the SEC. In addition, any forward- looking statements represent Monte Rosa’s views only as of as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Monte Rosa explicitly disclaims any obligation to update any forward-looking statements subject to any obligations under applicable law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investors

Andrew Funderburk

ir@monterosatx.com

Media

Cory Tromblee, Scient PR

media@monterosatx.com

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